Exhibit 10.6

PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Incentive Award Plan (as amended from time to time, the “Plan”) of Playtika Holding Corp. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached hereto as Exhibit A (including any additional terms and conditions for Participant’s country included in the appendix attached hereto) (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Each RSU is hereby granted in tandem with a corresponding dividend equivalent to the extent a portion of such RSU is vested, as further described in Article III of the Agreement (the “Dividend Equivalents”).

Participant:	[Insert Participant Name]

Grant Date:	[Insert Grant Date]

Number of RSUs:	[Insert Number of RSUs]

Vesting Commencement Date:	[Insert Vesting Commencement Date]

Vesting Schedule:	[To be specified in individual agreements]

If the Company uses an electronic capitalization table system (such as Shareworks) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

PLAYTIKA HOLDING CORP.	PARTICIPANT

By:	By:

Print Name:	Print Name:

Title:

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1    Award of RSUs and Dividend Equivalents. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested. Each vested portion of the RSU has a corresponding Dividend Equivalent as described in Article III.

1.2    Incorporation of Terms of Plan. The RSUs and the Dividend Equivalents are subject to the terms and conditions set forth in this Agreement (including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix”)) and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3    Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1    Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Except as provided in the Grant Notice, in the event of Participant’s Termination of Service for any reason, all unvested RSUs and any unpaid Dividend Equivalents will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company or the Employer (as defined below).

2.2    Settlement.

(a)    RSUs (including any RSUs credited as Dividend Equivalents) will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty days after the applicable vesting date. Neither the time nor form of distribution of Shares with respect to the RSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(b)    All distributions shall be made by the Company in the form of whole shares of Common Stock.

(c)    Neither the time nor form of distribution of Shares with respect to the RSUs or the Dividend Equivalents may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE III.

DIVIDEND EQUIVALENTS

3.1    Award of Dividend Equivalents. To the extent a portion of an RSU has vested, but such vested portion of such RSU has not yet settled pursuant to Section 2.2, such vested portion of such RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from such date of vesting until the earlier of the settlement or forfeiture of the RSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, Participant shall be entitled to receive additional RSUs (or cash as set forth in Section 3.4) equal to the value of any dividends, if any, that Participant would have received in respect of the Share underlying the RSU to which such Dividend Equivalent relates, had such Share been outstanding on the applicable dividend record date.

3.2    Crediting of Additional RSUs. Subject to Section 3.3 below, when such dividends are so declared, the following shall occur:

(a)    On the date that the Company pays a cash dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional RSUs equal to the quotient of (i) the total number of vested RSUs subject to this Award but not yet distributed, multiplied by the per Share dollar amount of such dividend, divided by (ii) the Fair Market Value of a Share on the date such dividend is paid;

(b)     On the date that the Company pays a Common Stock dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional RSUs equal to the product of (i) the total number of vested RSUs subject to this Award but not yet distributed, multiplied by (ii) the number of Shares distributed with respect to such dividend per Share; or

(c)    On the date that the Company pays any other type of distribution in respect of outstanding Shares, the Company shall credit Participant in an equitable manner based on the total number of RSUs subject to this Award but not yet distributed, as determined in the sole discretion of the Administrator.

3.3    Additional RSUs Subject to Same Terms. To the extent that any additional RSUs are credited to Participant in respect of Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same terms as the original RSUs to which they relate.

3.4    Termination of Dividend Equivalents. Dividend Equivalent rights shall remain outstanding from the date of vesting through the earlier to occur of (i) the forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds or (ii) the delivery to Participant of payment for the RSU (in accordance with Section 2.2 above) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable record date for a Company dividend (other than due to the forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Article III, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Administrator, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Shares) within thirty days following the applicable dividend payment date. Further, if no dividend (or dividend record date) is declared by the Board prior to the date of forfeiture or date of settlement of the RSU to which such Dividend Equivalent right corresponds, such Dividend Equivalent shall automatically be cancelled on such forfeiture date or settlement date.

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3.5    Section 409A. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

ARTICLE IV.

TAXATION AND TAX WITHHOLDING

4.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2    Taxes; Tax Withholding.

(a)    Regardless of any action the Company, any Related Entity or Participant’s employing company, if different (the “Employer,” and, collectively, the “Company Group”) takes with respect to any or all Tax Obligations (as defined below), Participant understands that Participant (and not the Company) shall be responsible for any Tax Obligations, which may exceed the amount actually withheld by the Company Group. Participant agrees to indemnify and keep indemnified the Company Group from and against any such Tax Obligations.

(b)     The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs or the Dividend Equivalents to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the Tax Obligations resulting from the grant, vesting or settlement of the RSUs or the Dividend Equivalents, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs or the Dividend Equivalents. Participant acknowledges that if Participant is subject to Tax Obligations in more than one jurisdiction, the Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction. Participant agrees to pay the Company Group any Tax Obligations that cannot be satisfied by the means described in this Section 4.2.

(c)    Participant specifically authorizes the Company Group, or their respective agents, to satisfy Participant’s obligations in regards to any Tax Obligations through the withholding by the Company Group or their respective agents from any wages or other compensation paid or payable to Participant an amount sufficient to satisfy such Tax Obligations. Unless Participant elects to satisfy the Tax Obligation by some other means in accordance with Section 9.5 of the Plan, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to, and the Company shall, with respect to the Tax Obligation arising as a result of the grant, vesting or settlement of the RSUs (including additional RSUs granted pursuant to Section 3.2), withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Obligations with respect to the vesting or distribution of the RSUs.

(d)    For purposes of this Agreement, “Tax Obligations” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to Participant’s taxable income, plus (ii) if permitted under the laws of the jurisdiction in which Participant resides, any liability of the Company Group for income tax, withholding tax, wage tax, solidarity surcharge, and any other employment related taxes or social security contributions in any jurisdiction, in each case resulting from the grant or vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

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(e)    Subject to Section 9.5 of the Plan, the Company may withhold or account for Tax Obligations by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax Obligations directly to the applicable tax authority or to the Company Group. The satisfaction of the Tax Obligations shall be subject to any limitations set forth in Section 9.5 of the Plan to the extent required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America.

(f)    Participant acknowledges that Participant is ultimately liable and responsible for all Tax Obligations in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company Group takes with respect to any Tax Obligations that arise in connection with the RSUs and the Dividend Equivalents. Neither the Company nor any member of the Company Group makes any representation or undertaking regarding the tax treatment to Participant in connection with the awarding, vesting or payment of the RSUs and the Dividend Equivalents or the subsequent sale of Shares. The Company Group does not commit and are under no obligation to structure the RSUs and the Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE V.

OTHER PROVISIONS

5.1    Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, and notwithstanding the restrictions on transferability set forth in Section 9.1 of the Plan, this Award shall not be transferable except by will or the laws of descent and distribution. Without limiting the generality of any other provision hereof, Participant hereby expressly acknowledges that Section 10.8 (“Lock-Up Period”) of the Plan is expressly incorporated into this Agreement and are applicable to the Shares issued pursuant to this Agreement.

5.2    Stop-Transfer Orders.

(a)    Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(b)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(c)    Other Restrictions on Transfer. In addition to the limitations contained in Section 5.1 above and this Section 5.2, Participant agrees and acknowledges that Participant will not transfer in any manner the Shares issued pursuant to this Agreement unless (i) the transfer is pursuant to an effective registration statement under the Securities Act or the rules and regulations in effect thereunder, or (ii) counsel for the Company shall have reasonably concluded that no such registration is required because of the availability of an exemption from registration under the Securities Act. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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5.3    Adjustments. Participant acknowledges that the RSUs, the Dividend Equivalents and the Shares issuable with respect thereto are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.4    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.7    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.8    Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Participant hereby agrees to execute such further instruments and to take such further action as the Company requests to carry out the purposes and intent of this Agreement and the Plan, including, without limitation, restrictions on the transferability of the Shares. This Agreement may be amended by the Company in accordance with Section 9.6 of the Plan.

5.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and the Dividend Equivalents, and rights no greater than the right to receive the Shares

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as a general unsecured creditor with respect to the RSUs and the Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

5.11    Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares. The issuance of Shares under this Award to Participant shall be subject to Participant’s satisfaction of the conditions under Section 10.14 of the Plan.

5.12    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company Group or interferes with or restricts in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Related Entity and Participant.

5.13    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

5.14    Section 409A.

(a)    Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, and, accordingly, the Shares issuable pursuant to the RSUs (including RSUs credited as Dividend Equivalents) shall be distributed to Participant, and any payments in respect of Dividend Equivalents shall be paid to Participant, no later than the later of: (A) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs and/or Dividend Equivalents, as applicable, are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs and/or Dividend Equivalents, as applicable, are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A.

(c)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

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5.15    Governing Law. The provisions of the Plan and all Awards made thereunder, including the RSUs and the Dividend Equivalents, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

5.16    Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

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APPENDIX TO THE PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

This Appendix includes additional terms and conditions applicable to Participants who provide services to the Company Group in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified below. The Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant acquires Shares or sells Shares acquired under the Plan. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.

Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.

GLOBAL PROVISIONS

1.    Termination of Service. For purposes of the Award, a Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company Group (regardless of the reason for such Termination of Service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Participant’s employment or service relationship will not be extended by any notice period (e.g., Participant’s period of service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, Participant’s right to vest in the Award, if any, will terminate as of the date of Termination of Service. Notwithstanding the forgoing, the Administrator shall have exclusive discretion to determine when a Termination of Service has occurred for purposes of the Award (including when Participant is no longer considered to be actively providing services while on a leave of absence). In the event of Participant’s leave of absence, vesting of the Award shall be

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governed by the Company’s leave of absence policies, as may be amended from time to time, and in accordance with Applicable Laws.

2.    Acknowledgment of Nature of Plan and Rights. In participating in the Plan, Participant acknowledges that:

(a)    for employment and labor law purposes, the Award and any Shares issuable upon settlement of the Award are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company Group, and the award of rights is outside the scope of Participant’s employment or service contract, if any;

(b)    for employment and labor law purposes, the Award and any Shares issuable upon settlement of the Award are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments or entitlements, notice of termination or indemnity, compensation or damages in lieu of such notice, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company Group;

(c)    the Award and any Shares issuable upon settlement of the Award are not intended to be an integral component of compensation or to replace any pension rights or compensation;

(d)    neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or employment or continuation of current service or employment and shall not be interpreted to form a service or employment contract or relationship with the Company Group;

(e)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f)    if the underlying Shares do not increase in value, the right may have no value;

(g)    if Participant acquires Shares upon settlement of the Award, the value of the Shares acquired upon purchase may increase or decrease in value; and

(h)    in consideration of the grant of the Award hereunder, no claim or entitlement to compensation or damages arises from termination of the Award, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s employment by the Company Group (for any reason whatsoever, whether with or without Cause, whether with or without prior notice, and whether or not in breach of local employment or labor laws) and Participant irrevocably releases the Company Group from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.

3.    Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country, if different, which may affect Participant’s ability to directly or indirectly, for himself or herself or for a third party, acquire or sell, or attempt to sell, Shares during such times as such Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws) or the trade in Shares. Any restrictions under these laws or regulations may be separate and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It shall be each

Participant’s responsibility to comply with any applicable restrictions, and each Participant should speak with a personal advisor on this matter.

4.    Foreign Asset/Account Reporting; Exchange Controls. Each country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to purchase or hold Shares or cash received in respect of the Award (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. It shall be Participant’s responsibility to be compliant with such regulations, and Participant should consult a personal legal advisor for any details.

5.    No Representations With Respect to Tax Qualification. Although the Company may endeavor to (a) qualify the Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

6.    Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

7.    Language. Participant acknowledges that Participant is proficient in the English language and understands the provisions in this Agreement and the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language, as to allow Participant to understand the terms of this Agreement and any other documents related to the RSUs. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

8.    Additional Restrictions. The Company reserves the right to impose other requirements on the Award and the Shares issuable upon settlement of the Award, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

9.    No EU Prospectus. This document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129 (“European Prospectus Regulation”). In participating in the Plan, Participant acknowledges that no prospectus will be published for the purpose of the offering, issuance and sale of the underlying Shares and any offering of the Shares is conducted by the Company in reliance on an exemption from the obligation to publish a prospectus set forth in Article 1 of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

AUSTRALIA

1.    Australian Offer Document. This offer of RSUs under the Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO

14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian-resident employees attached hereto as Annex A.

2.    Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Participant will be required to file the report.

3.     Payment After Vesting. The grant of RSUs does not provide any right for Participant to receive a cash payment, and settlement of the RSUs is payable only in Shares.

4.    Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

AUSTRIA

1.    Exchange Control Information. If Participant is an Austrian resident and Participant holds Shares acquired under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed EUR 30,000,000 or if the value of the Shares in any given year as of December 31 does not meet or exceed EUR 5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The quarterly reporting date is as of the last day of the respective quarter and the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year. A separate reporting requirement applies when Participant sells Shares acquired under the Plan, receive a cash dividend paid on such Shares or Dividend Equivalents paid in cash. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all cash accounts abroad meets or exceeds EUR 10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

2.    Tax Information. The grant, vesting or settlement of the RSUs or the Dividend Equivalents, and the distribution of the Shares issuable with respect thereto, might have tax implications under Austrian tax laws. Please review the Plan prospectus for further details.

BELARUS

1.     Compliance with Law. In the event Participant is residing in the Republic of Belarus, Participant shall at his or her own cost comply with any requirements of the laws and regulations of the Republic of Belarus (including but not limited to currency regulations).

2.     Tax Obligations. If Participant is a tax resident of the Republic of Belarus, nothing in the Agreement shall require the Company (and/or the Employer or any Related Entity) to fulfill any obligations, including but not limited to the withholding, reporting and payment obligations in the Republic of Belarus, related to taxation of Participant in the Republic of Belarus, which shall be handled by Participant.

3.    Securities Law Information. Shares and the RSUs will not be listed in Belarus and accounted for in the depositary system of Belarus. Shares, the RSUs, this Agreement and the Plan will not be subject to securities regulations in Belarus directly. The RSUs and the issuance of any Shares thereunder are not intended to be publicly offered in or from the Republic of Belarus. Neither this Agreement nor any other materials relating to the RSUs (a) constitute a prospectus as such term is understood pursuant to Article 16 of the Law of the Republic of Belarus “On the securities market”, (b) may be publicly distributed nor otherwise made publicly available in the Republic of Belarus, or (c) have been or will be filed with, approved or supervised by any Belarusian regulatory authority.

4.    Language Consent. By participating in the Plan, participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant, including the Plan and this Agreement, which were provided in the English language. Participant accepts the terms of those documents accordingly.

CANADA

1.    Termination of Service. The following provision replaces Section 1 of this Appendix:

For purposes of the Award and any related rights or entitlements, Participant’s Termination of Service is deemed to occur (regardless of the reason for the termination, whether with or without Cause, whether with or without prior notice, and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or service agreement, if any) on the date that is the earliest of (a) the effective termination date of Participant’s employment or service agreement, or (b) the date Participant is no longer actively employed by or actively providing services to the Company or any of its Related Entities following Participant’s receipt of a notice of termination of employment or service agreement, or Participant’s delivery of a notice of resignation or termination of service agreement to the Company or any of its Related Entities, in any such case regardless of (and without including) any notice of termination or resignation period or any period of pay, indemnity, compensation or damages in lieu of such notice mandated under Applicable Laws (including, but not limited to, statutory law, regulatory law, civil law and/or common law) in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any. For greater certainty, for purposes of this Award and any related rights or entitlements, Participant will not be considered to be employed by or providing services to the Company or any of its Related Entities, whether actively or otherwise, and shall not be entitled to further vesting of the Award, or any indemnity, compensation or damages in lieu thereof, in respect of any notice of termination period required or any retroactive period during which Participant is deemed to be in the employ or service of the Company or any of its Related Entities, whether pursuant to Applicable Laws in the jurisdiction where Participant is employed or rendering services or pursuant to a decision of a court or tribunal of competent jurisdiction.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a minimum statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

2.    Payment After Vesting. The grant of RSUs does not provide any right for Participant to receive a cash payment, and settlement of the RSUs is payable only in Shares.

3.    Language. The following provisions will apply if Participant is a resident of Quebec. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and written communications relating directly or indirectly hereto be drawn up in English.

Langue: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et communications écrites s’y rattachant, directement ou indirectement.

4.    Securities Law Information. Canadian residents are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of such shares acquired under the Plan takes place outside Canada through the Nasdaq stock exchange on which the shares of Common Stock are listed.

5.    Foreign Asset/Account Reporting Information. Canadian taxpayers are required to report any foreign specified property, including Shares acquired under the Plan and rights to receive Shares (e.g., RSUs) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. RSUs must be reported (generally, at nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Participant. For Shares acquired under the Plan, cost generally is the adjusted cost basis (“ACB”), which would ordinarily be equal the fair market value of such shares at the time of acquisition. If, however, Participant owns other Shares in the Company, the ACB of the Shares acquired under the Plan will need to be averaged with the ACB of the other Shares. The statement is due at the same time as Participant’s annual tax return. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

FINLAND

1.    Notice Regarding Potential Social Contributions. The benefit from the RSUs is not subject social contributions except for Participant’s health care contribution (1.65% in 2021) payable by Participant in connection with income taxes. Should any Shares be issued within 12 months of Participant’s execution of this Agreement, such difference would be subject to ordinary salary social contributions at the level of approximately 30% (including Participant’s part and the Employer’s part). In order to avoid the imposition of these social contribution requirements on the RSUs, Participant will be required to execute this Agreement on or prior to February 26, 2021, and the RSUs will not vest and no Shares will be issued to Participant prior to March 1, 2022.

GERMANY

1.    Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event Participant makes or receives a payment in excess of this amount, he or she must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

2.    Foreign Asset/Account Reporting Information. If Participant’s acquisition of Shares acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, Participant may need to report the acquisition when Participant files his or her tax return for the relevant year. A qualified participation is attained if (a) the value of the Shares acquired exceeds €150,000 or (b) in the unlikely event Participant holds Shares exceeding 10% of the Company’s total Shares. However, if the Shares are listed on a recognized U.S. stock exchange and Participant owns less than 1% of the Company, this requirement will not apply to Participant.

3.    Additional Tax Provisions. Each Participant who is either (a) resident for tax purposes in Germany or (b) otherwise subject to German income tax and/or social security contributions in respect of earnings received from the Company Group shall be obliged to notify their Employer of the grant, vesting or payment of RSUs or Dividend Equivalents. Participant understands that they may suffer adverse tax consequences as a result of the RSUs or Dividend Equivalents. Neither the Company nor the Employer or any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or payment of the RSUs or Dividend Equivalents. The Company Group does not commit and is under no obligation to structure the Plan to reduce or eliminate Participant’s tax liability. Participant represents that he or she has had the opportunity to consult with any tax consultants he or she deems advisable in connection with the Plan and that he or she is not relying on the Company or the Employer for any tax advice. Participant is relying solely on such advisors and not on any statements or representations of the Company, the Employer or any of their agents.

4.    Acknowledgment of Nature of Plan and Awards. Any person entitled under the Plan acknowledges that:

(a)     for labor law purposes, an Award granted under the Plan is an extraordinary item that does not constitute wage of any kind for services of any kind rendered to the Company or any subsidiary, and the grant of an Award issued upon settlement is outside the scope of the person’s service / employment contract, if any;

(b)     for labor law purposes, an Award issued upon settlement is not part of normal or expected fees for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary or affiliate of the Company;

(c)     an Award issued upon settlement is not intended to replace any pension rights or compensation; and

(d)     the future value of the underlying Award is unknown and cannot be predicted with certainty.

POLAND

1.    Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must file reports with the National Bank of Poland if the aggregate value of Shares and cash held in such foreign accounts exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter and must be filed on special forms available on the website of the National Bank of Poland. In addition, Polish residents are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently EUR 15,000 (or PLN 15,000 if such transfer of funds is associated with the business activity of a consultant)). Participant must store all documents connected with any foreign exchange transactions Participant engages in for a period of five years from the end of the year when such transactions were made. Penalties may apply for failure to comply with exchange control requirements.

2.    Acknowledgment of Nature of Plan and Rights. This provision supplements the acknowledgments set forth above in Section 2 of this Appendix:

In participating in the Plan, Participant acknowledges that no prospectus will be published for the purpose of the offering, issuance and sale of the underlying Shares and any offering of the Shares is conducted by the Company in reliance on the exemption from the obligation to publish a prospectus set forth in Article 1 of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

ROMANIA

1.    Exchange Control Information. Any transfer of funds exceeding EUR 15,000 (whether via one transaction or several transactions that appear to be linked to each other) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank or financial institution. If Participant deposits proceeds from the sale of Shares or the receipt of dividends or Dividend Equivalents in a bank account in Romania, Participant may be required to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. Participant should consult with a legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

The acquisition, payment, holding and sale of foreign securities by the Romanian residents, as well as the receipt of dividends in foreign currency should not be subject to any restrictions/ special requirements from the perspective of the exchange control regulations. To be noted, while probably not the case, the acquisition of foreign securities representing 10% or more of the issuer’s share capital requires prior notification of the National Bank of Romania.

2.    Language Consent. Participant acknowledges that a Romanian language version of the Agreement is available from the Company upon request by contacting Playtika Ltd., HaChoshlim St 8, Herzliya Pituarch, Israel, telephone number: 972-73-316-3251, and is also available through the Company’s online equity plan administrator, Shareworks. Participant hereby confirms that he or she is able to read and understand the terms of this Agreement and any other documents related to the RSUs.

SWITZERLAND

1.    Securities Law Information. The RSUs and the issuance of any Shares thereunder is not intended to be publicly offered in or from Switzerland. Neither this Agreement nor any other materials relating to the RSUs (a) constitute a prospectus as such term is understood pursuant to article 35 et seq. of the Swiss Financial Services Act, (b) may be publicly distributed nor otherwise made publicly available in Switzerland, or (c) have been or will be filed with or approved by any Swiss reviewing body or any Swiss regulatory authority.

UKRAINE

1.    Securities Law Information. The RSU and the issuance of any Shares thereunder is not intended to be publicly offered in or from Ukraine.

2.    Exchange Control Information. If transfer of funds, including at repatriation of RSU-related proceeds, falls under the categories of “threshold transaction” or “suspicious transaction”, it will be subject to financial monitoring in Ukraine.

A “threshold transaction” shall mean a transaction which equals to or exceeds UAH 400,000 (approximately EUR 11,700) and (a) any participant of the transaction is registered/located in a country that fails to comply with FATF and other international anti-money laundering rules, or (b) financial transaction is carried out by a politically exposed person(s), their family members and affiliates, or (c) transaction provides for the cross-border transfer of funds, or (d) transaction provides for financial operations with cash. A “suspicious transaction” shall mean a transaction in respect of which irrespectively of its amount a Ukrainian bank has sufficient grounds to suspect that funds are a result of criminal activity or are related to terrorist financing or the proliferation of weapons of mass destruction.

Participant understands that Participant is responsible for complying with the applicable exchange control regulations in Ukraine. As the exchange control regulations in Ukraine may change without notice, Participant has been advised to consult a legal advisor prior to opening any account outside of Ukraine and in connection with the acquisition and the sale of any shares of Common Stock under the Plan to ensure Participant’s compliance with the regulations.

3.    Tax Obligations. If Participant is a tax resident of Ukraine, nothing in this Agreement shall require the Company (or any Related Entity) to fulfill any obligations related to taxation of Participant in Ukraine in relation to the RSU and the relevant Shares, which shall be handled by Participant. Participant is obliged to report income in the annual tax return to be filed before May 1 and the tax to be paid before August 1 of the respective following year.

Ukrainian tax legislation does not have specific rules for taxation of RSUs and related events such as “grant, vesting of RSUs and settlement/payment of RSUs by Shares” and adverse interpretations of the law by tax authorities are possible.

Participant shall normally not be taxed on grant and vesting of RSUs.

On delivery of the Shares, Participant will be obliged to pay 19.5% tax (18% income tax and 1.5% military tax) on the market value of Shares transferred to such Participant “free of charge” in settlement of RSUs (including any Dividend Equivalents settled in additional RSU). Assuming that the Shares were received by Participant free of charge (as a gift). Sale of such Shares by Participant will be subject to an additional 19.5% tax (18% income tax and 1.5% military tax) on gain which is calculated as the amount equal to the sale price value minus Participant’s cost basis in the Shares. Such cost is not the full value of the gift, but only the amount of 18% income tax previously paid by Participant on receipt of such gift. This may result in double taxation for Participant on part of the gain.

If during settlement of the RSUs, no Shares are delivered and no title to Shares passes to Participant, but rather Participant receives an amount of cash of an equal value (including any Dividend Equivalents settled in cash), such amount will be subject to 19.5% tax (18% income tax and 1.5% military tax).

UNITED KINGDOM

1.    Incorporation of Terms of the Plan. Notwithstanding anything in the Plan to the contrary, in the United Kingdom only Employees are eligible to be granted Awards. Other persons who are not Employees are not eligible to receive Awards in the United Kingdom. This Agreement forms the rules of the employee share scheme applicable to United Kingdom-based Employees. All Awards granted to Employees who are based in the United Kingdom will be granted on similar terms. This Agreement incorporates the terms of the Plan with the exception that reference to “Service Provider” when used in the Plan (as incorporated into the Agreement) and in the Agreement itself shall mean Employee only and shall not include other persons providing services to the Company or any Related Entity. Accordingly, all

references in the Agreement to Participant’s service, service agreement or termination of service shall be interpreted as references to Participant’s employment, contract of employment or termination of employment.

2.    Tax Withholding and Indemnity. This provision supplements Section 4.2 of the Agreement:

(a)    If Participant is a resident of the United Kingdom, then the “Tax Obligations” shall also include Participant’s primary (employee) national insurance contributions and, at the Company’s discretion, any secondary (employer) national insurance contributions of the Company Group (or other similar obligations wherever in the world arising). Participant agrees that Participant is liable for all Tax Obligations and hereby covenants to pay all such Tax Obligations as and when requested by the Company Group or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company Group against any Tax Obligations that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf that is attributable to: (1) the grant or settlement of, or any benefit derived by Participant from, the RSUs or the Shares which are the subject of the RSUs; (2) the transfer or issuance of Shares on the settlement of the RSUs; (3) any restrictions applicable to any Shares held by Participant ceasing to apply thereto; or (4) the disposal of any Shares (each, a “Taxable Event”).

(b)    The RSUs cannot be settled until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligations that may arise in connection with the vesting and settlement of the RSUs and/or the acquisition of Shares by Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation. Participant undertakes that, upon request by the Company, Participant will join with his or her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares issued upon vesting of the RSUs on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(c)    Participant agrees that if Participant does not pay or the Company Group does not withhold from Participant the full amount of all Tax Obligations that Participant owes due to any Taxable Event within ninety (90) days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of ITEPA, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective ninety (90) days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

(d)    Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that the foregoing provision will not apply. Instead, any Tax Obligations not collected within ninety (90) days of the end of the UK tax year in which an event giving rise to the Tax Obligation occurs may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any national insurance contributions due on this additional benefit, which can be recovered by any means set out in the Agreement.

ANNEX A TO THE

APPENDIX TO THE PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR PARTICIPANTS IN AUSTRALIA

Securities Law Notice and Australia Offer Document

This disclosure has been prepared in connection with offers to employees in Australia under the Playtika Holding Corp. 2020 Incentive Award Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (“Agreement”). A copy of the terms of the Plan and the Agreement are enclosed. It has been prepared to ensure any offer under the Plan (“Offer”) satisfies the conditions for exemptions granted by the Australian Securities and Investments Commission (“ASIC”) under ASIC Class order 14/1000.

General Advice Only

Any advice given to Participant in connection with the Offer is general advice only. It does not take into account Participant’s objectives, financial situation and needs. No financial product advice is provided in the documentation relating to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence Participant in making a decision to participate in the Plan. This means that Participant should consider obtaining his or her own financial product advice from an independent person who is licensed by the ASIC to give such advice. The Company will make available upon Participant’s request the Australian dollar equivalent of the Exercise Price and the current market price of the underlying Shares subject to the RSUs. Participant can get those details by contacting the Company at HaChoshlim St 8, Herzliya Pituarch, Israel, telephone number: 972-73-316-3251.

Australian Dollar Equivalents

The RSUs will be issued for no consideration which means Participant will not have to pay anything to receive the RSUs or the underlying Shares. However the Australian dollar equivalent of the current published market price of the underlying Shares subject to the RSUs may be determined by reference to the daily exchange rate published by the Reserve Bank of Australia on the relevant date. Note that the exchange rate may fluctuate, and the Australian dollar equivalent of the current market price of a Share on a given date will depend on the then-current U.S. dollar/Australian dollar exchange rate.

Risks of Participation in the Plan

Participation in the Plan and acquiring Shares in the Company carries inherent risks. These risks include the possibility of fluctuations (and decrease) in the price of the Shares in relation to Company performance, as well as general market performance. Participant should carefully consider these risks in light of Participant’s investment objectives and personal circumstances.

Form of Settlement

RSUs granted to employees resident in Australia will be satisfied in Shares only. In no circumstances will cash be paid to satisfy any of such RSUs or Shares following vesting, notwithstanding any discretion contained in the Plan to the contrary.

AUSTRALIA ANNEX A-1

Statement under Section 83A-105 of the Income Tax Assessment Act 1997 (Cth)

Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies to the Plan and this Option, subject to the requirements of the Act. Broadly speaking when a participant acquires a right to Shares under the Act, his or her assessable income includes any “discount” (compared to market value) given in relation to the right to Shares.

In this situation the exact number of Shares Participant will be entitled to will not be determined until the RSUs vest. That means there is a real risk that, under the conditions of the Plan, Participant will forfeit or lose his or her RSUs (other than by disposing of it, exercising it or letting them lapse) (“real risk of forfeiture or RROF”). Based on current Australian Tax Office guidance, the Company believes that the condition requiring Participant to have been continuously employed by the Company or a Related Entity from the date on which the RSU is granted to Participant to the date of vesting (inclusive) will satisfy the real risk of forfeiture test. Accordingly, it is intended for income tax in relation to the RSUs to be deferred until they vest, unless Participant’s employment terminates for any reason prior to exercise. If dealing in Shares acquired is further restricted, the taxing point may be deferred further. However, the Company is not providing tax advice, and Participant should consult his or her personal advisor for the precise tax treatment of the RSUs.

A-2